Exhibit 3(q)

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

TEXAS INSTRUMENTS SAN DIEGO INCORPORATED

WITH AND INTO

TEXAS INSTRUMENTS INCORPORATED

(PURSUANT TO SECTION 253 OF THE GENERAL

CORPORATION OF LAW OF THE STATE OF DELAWARE)

Texas Instruments Incorporated, a Delaware corporation (the “Company”), does hereby certify that:

        FIRST: The Company is incorporated pursuant to the General Corporation Law of the State of Delaware.

        SECOND: The Company owns 100% of the outstanding shares of each class of capital stock of Texas Instruments San Diego Incorporated, a California corporation (the “Subsidiary”).

        THIRD: The Company, by the following resolutions of its Board of Directors, duly adopted as of July 18, 2002, authorized and approved the merger of the Subsidiary with and into the Company on the terms and conditions set forth in such resolutions:

RESOLVED, that the Board of Directors of the Company has deemed it advisable that Texas Instruments San Diego Incorporated (the “Subsidiary”) be merged with and into the Company, with the Company being the surviving corporation, pursuant to Section 253 of the General Corporation Law of the State of Delaware and Section 1110 of the California Corporations Code; and it is

FURTHER RESOLVED, that the Subsidiary be merged with and into the Company (the “Merger”); and it is

FURTHER RESOLVED, that the Merger shall be effective as of August 31, 2002 (the “Effective Time”), and as of the Effective Time the Company will assume (a) all of the rights, title and interest in and to the Subsidiary’s assets and (b) the liabilities and obligations of the Subsidiary; and it is

FURTHER RESOLVED, that by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of common stock of the Company shall remain unchanged and continue to remain outstanding as one share of common stock of the Company, held by the person who was the holder of such share of common stock of the Company immediately prior to the Merger; and it is

FURTHER RESOLVED, that by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of common stock of the Subsidiary shall be cancelled and no consideration shall be issued in respect thereof; and it is

FURTHER RESOLVED, that the Certificate of Incorporation and Bylaws of the Company in effect at the Effective Time shall be the Certificate of Incorporation and Bylaws of the Company; and it is

FURTHER RESOLVED, that the officers and directors of the Company at the Effective Time shall be the officers and directors of the Company; and it is

FURTHER RESOLVED, that the appropriate officers of the Company be and they hereby are authorized and directed to make, execute and acknowledge, in the name and under the corporate seal of the Company, a Certificate of Ownership for the purpose of effecting the Merger and to file the same in the office of the Secretary of State of the State of California; and it is

FURTHER RESOLVED, that the appropriate officers of the Company be and they hereby are authorized and directed to make, execute and acknowledge, in the name and under the corporate seal of the Company, a Certificate of Ownership and Merger for the purpose of effecting the Merger and to file the same in the office of the Secretary of State of the State of Delaware; and it is

FURTHER RESOLVED, that the appropriate officers of the Company be, and each hereby is, authorized on behalf of the Company to do all things and to take any other actions in furtherance of the foregoing resolutions as such officer may deem necessary or appropriate.

        FOURTH: The merger of the Subsidiary with and into the Company shall be effective as of August 31, 2002.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Ownership and Merger to be executed this 27th day of August, 2002.

TEXAS INSTRUMENTS INCORPORATED

By:	/s/ CYNTHIA H. HAYNES
	Name:	Cynthia H. Haynes
	Office:	Vice President